Exhibit 10.18

AVIS BUDGET GROUP, INC.
SUPPLEMENTAL SAVINGS PLAN

EFFECTIVE
JANUARY 1, 2023

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Table of Contents

Page

i.

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ARTICLE I - SPONSORSHIP AND PURPOSE OF PLAN

1.1Sponsorship
Avis Budget Group, Inc. (the "Company") a corporation organized under the laws of the State of Delaware, sponsors the Avis Budget Group, Inc. Supplemental Savings Plan (the "Plan"), a non-qualified deferred compensation plan for the benefit of Participants and Beneficiaries (as defined herein). This Plan shall generally be effective January 1, 2023; however, the Plan will be effective as to each individual upon such individual becoming a Participant. The Plan is the result of amendments to the Avis Budget Group, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Avis Budget Group, Inc. Savings Restoration Plan (the “Savings Restoration Plan”) (collectively such plans shall be referred to as “Legacy Plans”), to merge such plans into the Plan effective January 1, 2023.
Effective as of November 1, 2008, the Deferred Compensation Plan was amended to merge the Avis Rent A Car System, LLC Deferred Compensation Plan (referred to as the "Old ARAC Plan'') into the deferred Compensation Plan and to conform with certain other administrative or operational procedures. Except where specifically noted, the provisions of this document will apply to the Plan, the Deferred Compensation Plan, the Savings Restoration Plan and the Old ARAC Plan.
1.2Purpose of Plan
The Plan is intended to be an unfunded plan maintained primarily for the purpose of enabling certain employees to defer receipt of designated percentages or amounts of their Compensation and to provide a means for certain other deferrals of Compensation. The employees who participate in the Plan are a select group of management or highly compensated employees and this Plan shall be classified as a “top hat” plan.
ARTICLE II - DEFINITIONS
Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
2.1Account means, for each Participant, the account established for his or her benefit under Section 5.1.
2.2Beneficiary means the person(s) or entity designated by the Participant in accordance with the provisions of Article VII to receive benefits under the Plan as a result of a Participant's death.
2.3Board means the Board of Directors of the Company.

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2.4Change of Control means the date on which:
(a)any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 % of the total fair market value or total voting power of the stock of the Company;

(b)any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c)a majority of members of the Company's Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors before the date of the appointment or election; or

(d)any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month periods ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have at total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
provided, that, notwithstanding anything in the foregoing to the contrary, under no circumstances shall the acquisition or ownership by SRS Investment Management, LLC and/or its affiliates of stock of the Company constitute a Change of Control.

2.5Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.
2.6Committee means a Committee of one or more persons appointed by the Board to administer the Plan. In the absence of such appointment, or if, due to resignation or other cause, no appointed members remain, the Board shall be the Committee.
2.7Compensation means a Participant’s annual base salary and annual bonus received from the Employer as compensation for services.
2.8Disabled or Disability means the inability of a Participant to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the

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permanence and degree of which shall be supported by medical evidence satisfactory to the Committee.
2.9Election Form means the participation election form as approved and prescribed by the Committee.
2.10Elective Deferral means the portion of Compensation which is deferred by a Participant under Section 4.1.
2.11Eligible Employee means each employee of the Employer who is determined by the Employer, in its sole discretion, to be eligible to participate in the Plan. Generally, an employee will be eligible to participate in the Plan if he or she is in compensation grade A or B. An employee who was eligible to participate in the Deferred Compensation Plan or the Savings Restoration Plan shall be eligible to participate in this Plan with respect to the amounts that were previously deferred or contributed under the Legacy Plans prior to the Effective Date; however, no such Legacy Plan participant shall be eligible to make Elective Deferrals or have Matching Deferrals made on their behalf under this Plan unless designated by the Employer to participate in such manner.
2.12Employer means the Company, any successor to all or a major portion of the Company's assets or business which assumes the obligations of the Company, and each other entity that is affiliated with the Company which adopts the Plan with the consent of the Company, provided that the Company shall have the sole power to amend the Plan.
2.13ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.
2.14Matching Deferral means a deferral provided at the Employer's discretion for a Participant's benefit as described in Section 4.3.
2.15Participant means any individual who participates in the Plan in accordance with Article III.
2.16Plan means this Avis Budget Group, Inc. Supplemental Savings Plan, as amended from time to time. Effective November 1, 2008, this term shall be interpreted to include the Old ARAC Plan.
2.17Plan Year means the twelve consecutive month period ending each December 31st.
2.18Termination of Employment means a Participant's separation from the service of the Employer by reason of resignation, discharge, or retirement. Separation from service as a result of a transfer to an affiliate or subsidiary of the Employer does not constitute Termination of Employment.

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2.19Trusts means the trusts established by the Company that identifies the Plan as a plan with respect to which assets are to be held by a Trustee.
2.20Trustee means the trustee or trustees under a Trust.
2.21Unforeseen Emergency means a severe financial hardship arising from illness or accident of the Participant, Participant's spouse or dependents; casualty loss; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
ARTICLE III - PARTICIPATION
3.1Commencement of Participation
Any Eligible Employee who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the date such deferrals commence in accordance with Section 4.1. Participants under the Old ARAC Plan are automatically deemed Participants of the Plan as of November 1, 2008.
3.2Continued Participation
A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account. Notwithstanding the foregoing, Participation in respect of any calendar year is not a guarantee of participation in respect of any future calendar year.
ARTICLE IV - ELECTIVE AND MATCHING DEFERRALS
4.1Elective Deferrals
Any individual who becomes an Eligible Employee at the time he or she is hired by an Employer may, by making an election in the manner which the Committee has designated within 30 days following the date on which the Committee gives such individual written notice that the individual is an Eligible Employee, elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Committee may permit, which are earned by and payable to the Participant after the date on which the individual files the Election Form. Such election will be effective only for the Plan Year to which it relates. Provided, however, no elective deferrals of base salary may be made under the Plan with respect to Participants who are eligible to participate in the Employer’s 401(k) plan, until the Participant has made the maximum elective deferrals permitted under Code Sections 402(g) and 401(a) (17) to the Employer’s 401(k) Plan. At such time, the elected percentage or dollar amount of Compensation shall commence being contributed to the Plan.

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Any other Eligible Employee may elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Committee may permit by making an election in the manner which the Committee has designated prior to the first day of such succeeding Plan Year. Such election shall be effective only for the Plan Year succeeding the Plan Year in which the election is made.
4.2Elective Deferral Limitations
No dollar limitation exists on the total amount of Compensation that may be deferred under the Plan. However, each component of Compensation is subject to a separate deferral percentage limitation. For each Plan Year, a Participant may not defer more than:
•75% of annual base salary; and
•98 % of annual bonus.

4.3Matching Deferrals
The Employer has the sole discretion to credit Matching Deferrals in the Accounts of any or all Eligible Employees in any amount it feels appropriate. However, in no event will such Matching Deferral exceed 6% of such Eligible Employee's Compensation for any Plan Year, after offsetting Compensation which was taken into account in computing matching contributions under the Employer’s 401(k) Plan.
Matching Deferrals may, in any calendar year that the Employer deems appropriate, be made to Eligible Employees in an amount equal to (i) the percentage of bonus pay that has been deferred under this Plan up to a maximum of 6% of bonus pay; and (ii) the amount of matching contributions which would have been made under the Employer’s 401(k) plan had such plan not limited matching contributions to those contributions made on account of elective deferrals which do not exceed the Code section 402(g) limit; however, the maximum elective deferral percentage upon which Matching Deferrals may be made is 6% and Matching Deferrals shall not be made upon Compensation which exceeds the Code section 401(a)(17) limit for such calendar year.
In addition, in any year that the Employer deems appropriate, Matching Deferrals shall be made, at a percentage level established by the Employer on Compensation which exceeds the Code section 401(a)(17) limit irrespective of whether the Eligible Employee’s elective deferrals under the Employer’s 401(k) plan reached the Code section 402(g) limit.
4.4Vesting

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A Participant shall be immediately vested in, and shall have a nonforfeitable right to, all Elective Deferrals, Matching Deferrals, and all income and gain attributable thereto, credited to his or her Account; provided, however, that the existence of such right shall not be deemed to vest in any Participant any right, title or interest in or to any specific assets of the Employer.
ARTICLE V - ACCOUNTS
5.1Accounts
The Committee shall establish an Account for each Participant reflecting Elective Deferrals and Matching Deferrals made for the Participant's benefit together with any adjustments for income, gain or loss and any payments from the Account. The Committee may cause the Trustee to maintain and invest separate asset accounts corresponding to each Participant's Account. The Committee shall establish sub accounts for each Participant that has more than one election in effect under Section 6.1 and such other sub-accounts as are necessary for the proper administration of the Plan, including a sub-account for amounts deferred (and any subsequent earnings related thereto) under the Old ARAC Plan. The Committee shall periodically, but no less frequently than annually, provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions of such Account since the prior statement.
5.2Investments
The assets of the Trust shall be invested in such investments as the Trustee shall determine. The Trustee may (but is not required to) consider the Employer's or a Participant's investment preferences when investing the assets attributable to a Participant's Account.
ARTICLE VI - PAYMENTS
6.1Election As to Time and Form of Payment
A Participant shall elect (on the Election Form used to elect to defer Compensation under Section 4.1) the date at which his or her Account will commence to be paid in cash. The Participant may elect distribution to occur on a specified date or on the date that is six months after Termination of Employment. The Participant shall also elect thereon for payments to be paid in either:
a.    a single lump-sum payment; or
b.    a series of annual installments paid over a period elected by the Participant of up to 10 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments

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remaining to be paid.

Such distribution election detailing the time and form of payment will need to be made on an annual basis with respect to each year's deferral and will only be effective for Elective Deferrals and Matching Contributions made for the Plan Year beginning after the date of the election. If an election under this Section is not made timely or is deemed invalid by the Committee, the default time of distribution for such deferral will be six months after Termination of Employment and the default form of payment will be a single-lump sum payment. Except as provided in Sections 6.2, 6.3 or 6.4, payment of a Participant's Account shall be made in accordance with the Participant's elections under this Section 6.1.

All elections as to time and form of payment made under one or both of the Legacy Plans shall remain operative under this Plan.

Notwithstanding the foregoing, a Participant shall be permitted to elect to further defer his or her lump sum distribution or series of installment payments by filing an election (a “second election”) that does not take effect until 12 months after the date the election is filed, that provides for the distribution to be made or to commence no earlier than the fifth (5th) anniversary of the date the distribution would have been made but for this election; this election may provide for the deferred distribution to be in either a lump sum or in a series of annual installments over any period of years not in excess of ten (10) years; provided, however, that any such election must be in compliance with the provisions of Code Section 409A(a)(4)(C) and Treasury Regulation Section 1.409A-2(b), and provided, further, that once a second election has been made, it may not be made again.

Notwithstanding the above, upon a Participant's Termination of Employment, in the event such Participant's Account balance is less than $25,000, such Account balance shall be distributed on the date that is six months following such Termination of Employment in the form of a single lump-sum payment.
6.2Change of Control
Notwithstanding Section 6.1, as soon as possible following a Change of Control, each Participant shall be paid his or her entire Account balance in a single lump sum.
6.3Disability
Notwithstanding Section 6.1, if a Participant becomes Disabled prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant, in the form elected by the Participant pursuant to Section 6.1.

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6.4Death
Notwithstanding Section 6.1, if a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant's designated Beneficiary or Beneficiaries, elected by the Participant pursuant to Section 7.
6.5Unforseen Emergency
A Participant may request distribution of amounts previously deferred under the Old ARAC Plan (and any subsequent earnings related thereto) upon an Unforeseen Emergency. Such distribution is limited to amounts reasonably necessary to meet the emergency and pay any anticipated tax on the distribution. The Committee retains the right to make a final determination if a Participant's need meets the definition of Unforeseen Emergency and all decisions are final.
6.6Taxes
All federal, state or local taxes that the Committee determines are required to be withheld from any payments made pursuant to this Article VI shall be withheld.
ARTICLE VII - BENEFICIARY DESIGNATION
7.1Designation
Upon enrollment in the Plan, each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant's death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new such designation with the Committee on a form designated by the Committee for such purpose. The most recent such designation received by the Committee shall be controlling and shall be effective upon receipt and acceptance by the Committee; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death.
7.2Failure to designate Beneficiary
If no such Beneficiary designation is in effect at the time of a Participant's death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant's estate shall be deemed to have been designated as the Beneficiary and shall receive the payment of the amount, if any, payable under the Plan upon the Participant's death. If the Committee is in doubt as to the right of any

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person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the obligations of the Employer under the Plan.
7.3Payment to Representatives
If the Committee determines that a Participant or Beneficiary is legally incapable of giving valid receipt and discharge for the payment due from this Plan, such amounts shall be paid to a duly appointed and acting guardian, if any. If no such guardian is appointed and acting, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction on behalf of the Participant or Beneficiary and such payment shall be a complete discharge of the obligations of the Employer under the Plan.
ARTICLE VIII - PLAN ADMINISTRATION
8.1Powers and Duties of the Committee
The Committee shall have absolute discretion with respect to the operation, interpretation and administration of the Plan. The Committee's powers and duties shall include, but not be limited to:
a)    Establishing Accounts for Participants;
b)    Determining eligibility for, and amount of, distributions from the Plan;
c)    Adopting, interpreting, altering, amending or revoking rules and regulations necessary to administer the Plan;
d)    Delegating ministerial duties and employing outside professionals as may be required; and
e)    Entering into agreements or taking such other actions on behalf of the Employer as are necessary to implement the Plan.
Participants are not prohibited from serving as members of the Committee. If an individual is both a Participant and a member of the Committee, such individual is prohibited from making any decision with respect to his or her own participation in, or individual benefits under, the Plan. Any action of the Committee may be taken by a vote or written consent of the majority of the Committee members entitled to act. Any Committee member shall be entitled to represent the Committee, including the signing of any certificate or other written direction, with regard to any action

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approved by the Committee.
8.2Information
To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Committee may require.
8.3Claims Procedure
In the event a claim by a Participant relating to the amount of any distribution is denied, such person will be given written notice by the Committee of such denial, which shall set forth the reason for denial. The Participant may, within sixty (60) days after receiving the notice, request a review of such denial by filing notice in writing with the Committee. The Committee, in its discretion, may request a meeting with the Participant to clarify any matters it deems pertinent. The Committee will render a written decision within sixty (60) days after receipt of such request, stating the reason for its decision. If the Committee is unable to respond within sixty (60) days, an additional sixty (60) days may be taken by the Committee to respond. The Participant will be notified if the additional time is necessary by the end of the initial sixty (60) day period. The determination of the Committee as to any disputed questions or issues arising under the Plan and all interpretations, determinations and decisions of the Committee with respect to any claim hereunder shall be final, conclusive and binding upon all persons.
ARTICLE IX - AMENDMENT AND TERMINATION
9.1Amendments
Except as expressly provided in Section 9.3 hereof, the Company, in its sole discretion, by action of its Board or other governing body charged with the management of the Company, or its designee, may amend the Plan, in whole or in part, at any time.
9.2Termination
This Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Company reserves the right to terminate the Plan at any time, subject to Section 9.3, by an instrument in writing which has been executed on the Company's behalf by its duly authorized officer. Upon termination, the Company may elect to

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(a) continue to maintain the Plan to pay benefits hereunder as they become due as if the Plan had not terminated or (b) pay to Participants (or their beneficiaries) the balance of their Accounts no sooner than twelve months and no later than 24 months after the Plan termination is effective.
For purposes of the preceding sentence, in the event the Company chooses to implement clause (b), such termination and liquidation of the Plan shall be subject to the following limitations:
(1)    The termination and liquidation may not occur proximate to a downturn in the financial health of the Company or the Employer;
(2)    The Employer must terminate and liquidate all other plans, programs and arrangements it sponsors that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if any Participant had deferred compensation under such plans, programs and arrangements; and
(3)    The Employer may not adopt a new plan that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if any Participant had participated in such plan for a period of three years following the date the termination and liquidation become irrevocable.
9.3Protection of Benefit
No amendment or termination of this Plan shall reduce the rights of any Participant with respect to amounts allocated to a Participant's Account prior to the date of such amendment or termination without the Participant's express written consent.
ARTICLE X - MISCELLANEOUS
10.1Tax Withholding
The Employer shall have the right to deduct an amount sufficient in the opinion of the Employer to satisfy all federal, state and other governmental tax withholding requirements relating to any distribution from the Plan.
10.2Offset to Benefits
Amounts payable to the Participant under the Plan may be offset by any reasonable monetary claims the Employer has against the Participant.
10.3Inalienability
Except as provided in Section 10.2 hereof, a Participant's right to payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer,

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assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant. In no event shall the Employer make any payment under this Plan to any person or entity other than the Participant or Beneficiary, unless required by law.
10.4Employment
The adoption and maintenance of this Plan does not constitute a contract between the Employer and any Participant and is not consideration for the employment of any person. Nothing contained herein gives any Participant the right to be retained in the employ of the Employer or derogates from the right of the Employer to discharge any Participant at any time and for any reason without regard to the effect of such discharge upon his or her rights as a Participant in the Plan.
10.5Indemnity of Committee
The Employer indemnifies and holds harmless the Committee and its designees from and against any and all losses resulting from any liability to which the Committee may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in its official capacity in the administration of this Plan, including all costs and expenses reasonably incurred in its defense, in case the Employer fails to provide such defense.
10.6Liability
No member of the Board, the Committee, or management of the Employer shall be liable to any person for any action taken under the Plan.
10.7Rules of Construction
(a)    Governing Law. The construction and operation of this Plan are governed by the laws of the State of Delaware, except to the extent superseded by federal law.
(b)    Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.
(c)    Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.
(d)    Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.
(e)    Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be reformed, construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

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ARTICLE XI - FUNDING
11.1Unfunded Plan
This Plan is intended to be unfunded for tax purposes and all distributions hereunder shall be made out of the general assets of the Employer. No Participant or Beneficiary shall have any right, title, interest, or claim in or to any assets of the Employer other than as an unsecured creditor. The Plan constitutes only an unsecured commitment by the Employer to pay benefits to the extent, and subject to the limitations, provided for herein. Although, this Plan constitutes an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), it is intended to cover only a select group of management or highly compensated employees pursuant to Sections 201, 301 and 401 of ERISA.
11.2Trusts
Notwithstanding the foregoing, the Employer has the discretion to contribute amounts allocated to Participants’ Accounts to one or more irrevocable grantor trusts. The assets of such Trusts shall be available to the creditors of the Employer in the event of bankruptcy or insolvency. To the extent of the Trusts’ assets, amounts due under the Plan shall be payable first from any such Trust to Participants before any claim is made against the Employer. The Committee may provide direction to a Trustee or custodian on behalf of the Employer as it deems necessary to provide for the proper distribution of benefits from the Trusts.
IN WITNESS WHEREOF, and as evidence of the adoption of this Plan by the Company, it has caused the same to be signed by its officers thereunto duly authorized, and its corporate seal to be affixed thereto, this 14th day of November, 2022.

ATTEST	AVIS BUDGET GROUP, INC.
By: /s/ Jean Sera
[Corporate Seal]	Name: Jean M. Sera
Title: Senior Vice President & General Counsel

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